SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 31, 2011

Skinvisible, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-25911	88-0344219
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6320 South Sandhill Road Suite 10, Las Vegas, NV	89120
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 702-433-7154

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On December 31, 2011, we executed convertible promissory notes in favor of three key employees to provide the option to convert their accrued salary into common stock in our company. We have historically entered into these note agreements when cash was unavailable to meet our payroll obligations. The aggregate principal amount of the notes is $833,478.65 and includes unpaid accrued salary through 2010 and the last six months of 2011 for these employees. Each note has an interest rate of 10% per annum, matures on December 31, 2016 and is convertible into shares of our common stock at $0.04 per share. In addition, we have agreed to issue a warrant agreement in the name of the employee’s designate, which will give the holder the right to purchase further shares at $0.06 per share if exercised within 3 years following the conversion date. The warrant agreement will give the holder the right to purchase one share for every two shares acquired by the employee.

We have executed separate convertible promissory notes in the aggregate principal amount of $107,578 in on July 1, 2011 for the first six months of 2011 for these same employees, and that information along with the terms of those notes has been disclosed in our prior SEC filings.

Also on December 31, 2011, we executed convertible promissory notes in favor of Doreen McMorran in the aggregate principal amount of $289,599.66 for monies she loaned the company. Each note has an interest rate of 10% per annum, matures on December 31, 2012 and is convertible into shares of our common stock at $0.04 per share, except for $179,677.66 of the principal amount, which is convertible at $0.03 per share. In addition, we have agreed to issue a warrant agreement in the name of the Ms. McMorran’s designate, which will give the holder the right to purchase further shares at $0.06 per share ($0.05 per share for the $179,677.66 note) if exercised within 3 years following the conversion date. The warrant agreement will give the holder the right to purchase one share for every two shares acquired by Ms. McMorran.

SECTION 2 – Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 is incorporated by reference in this Item 2.03.

SECTION 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

The information provided in Item 1.01 is incorporated by reference in this Item 3.02.

If the December 31, 2011 convertible promissory notes in favor of the three key employees and Ms. McMorran are exercised, we would issue a total of approximately 29,574,271.58 shares of our common stock.

These securities were issued pursuant to Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder. The holders represented their intention to acquire the securities for investment only and not with a view towards distribution. The investors were given adequate information about us to make an informed investment decision. We did not engage in any general solicitation or advertising.

SECTION 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The information provided in Item 1.01 is incorporated by reference in this Item 5.02.

One of the convertible promissory notes of February 16, 2012, was executed in favor of Terry Howlett, our CEO and member of our board of directors. The aggregate principal amount of his note is $415,657.03 and includes accrued salary through 2010 and the last six months of 2011. Like the others, the interest rate on his note is 10% per annum, matures on December 31, 2016, is convertible into shares of our common stock at $0.04 per share, and includes a warrant for the right to purchase further shares at $0.06 per share if exercised within 3 years following the conversion date. The warrant agreement will give Mr. Howlett the right to purchase one share for every two shares acquired by him in the conversion.

A copy of the form of convertible promissory note is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

SECTION 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

Exhibit	Description
10.1	Promissory Note - Salary, dated December 31, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Skinvisible, Inc.

/s/ Terry Howlett

Terry Howlett
Chief Executive Officer

Date: Ferbuary 21, 2012